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                                                                    EXHIBIT 99.2












                       HUNTINGTON BANCSHARES INCORPORATED
                             FIRST QUARTER EARNINGS
                                LEADER, JAY GOULD
                                 APRIL 18, 2002










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                                                                          PAGE 2

Operator:                  Good afternoon. My name is Dixie and I will be your
                           conference facilitator today. At this time, I would like to welcome everyone to the Huntington Bancshares
                           First Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star (*), then the number 1 on your telephone keypad and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. Thank you, Mr. Gould, you may begin your conference.

Mr. Gould:                 Thank you, Dixie and welcome to today's conference
                           call. I'm Jay Gould, Director of Investor Relations.
                           Before formal remarks, some usual housekeeping items:
                           copies of the slides which we will be reviewing can be found on our Web site, www.huntington.com. This call is being recorded and will be available as a rebroadcast starting later this evening through the end of April. Please call the Investor Relations
                           Department at (614) 480-5676 for more information on how to access these recordings or playback, or if you have difficulty getting a copy of the slides. Today's discussion, including the Q&A period, may contain forward-looking statements as defined by the Private
                           Securities Litigation Reform Act of 1995. As such statements are based on information and assumptions available at this time and are subject to change, risks and uncertainties which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, please refer to Slide 38 and material filed with the SEC including our most recent 10-K, 10-Q and 8-K filings. Let's begin.

                           Turning to Slide 2, participating in today's call
                           will be Tom Hoaglin, Chairman, President and Chief Executive Officer; and Mike McMennamin, Chairman and Chief Financial Officer. Our presentation today is a bit longer than usual. Since we closed the sale of our Florida operations in mid-February, we've added some slides and data excluding the impact of that sale to help you better understand underlying trends and gauge new absolute levels for some balance sheet and income statement items to assist you in your modeling. We think the presentation will take about
                           30 minutes. And we want to take your questions, so let's get started. Let me turn the meeting over to Tom.
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                                                                          PAGE 3

Mr. Hoaglin:               Thank you Jay, and welcome everyone. Thanks for
                           joining us. As we have done before, I will begin today's presentation with a quick review of first quarter accomplishments from my perspective. Mike and Jay will follow with more detailed comments. Turning to Slide 3, we started off the year with a solid quarter. Operating earnings per share were $0.31 consistent with our own and analysts' expectations.
                           We are particularly pleased with the 5% annualized growth in loans in a very difficult environment to grow loans. We're delighted with a 6% annualized growth in deposits during the quarter. This represented the third consecutive quarter of core deposit growth.

                           Core deposits increased 8%, or a little over a billion dollars from a year ago. To put that in perspective, that growth is equivalent to roughly 90% of the total funding required from a sale of the entire Florida banking franchise. Credit quality performance is mixed, as net charge-offs were up while non-performing assets were flat and delinquencies declined.

                           We entered the quarter with a strong loan loss reserve ratio at 2%. And as expected, the sale of the Florida operations significantly strengthened our capital position and allowed us to commence our share repurchase program.

                           Turning to Slide 4, last July we outlined a series of strategic initiatives to move Huntington toward improved customer service, earnings growth and higher profitability. We are now fully into the implementation phase. Therefore, first quarter results include the last installment of restructuring charges associated with the implementation of these strategic initiatives.

                           We completed the sale of our Florida banking operations and commenced a 22 million share repurchase program.

                           With the Florida sale behind us, we launched a significantly upgraded Internet banking capability. This resulted in a completely renovated and more customer-friendly and responsive offering. We are over halfway toward our goal of 20% penetration in the 520,000 households who have checking accounts with us.


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                                                                          PAGE 4

                           We're moving to upgrade our front line banking technology platform. A year ago, 70% of our offices used an 18-year-old proprietary system for all teller activity with the remaining 30% having no automated system and using manual calculators. It's not surprising our customer service suffered. We made a decision last year to upgrade this technology with a $40 million investment and expect to have this fully rolled out around year-end.

                           We're also beginning to see evidence that the retail banking sales and service initiatives begun 9 months ago are getting traction, as the number of net new accounts is growing, as are the number of households we serve. We're very pleased to announce the acquisition of Haberer, a money manager located in Cincinnati with about $500 million of assets under management. With those introductory remarks, let me turn the presentation over to Mike to provide the details.

Mr. McMennamin:            Thanks, Tom.

                           Because Florida represented a significant part of the company's balance sheet and income statement and is included in the reported and operating results for half a quarter, where it's helpful, we will discuss results excluding Florida. Hopefully this will give you a better sense of the current run rate.

                           At the bottom of Slide 6, there are two one-time items we've excluded from reported earnings to get to operating earnings. The first was a $57 million after-tax gain from the sale of the Florida operations. The second was a $37 million after-tax restructuring charge representing the last tranche associated with last July's strategic restructuring.

                           Moving to the top of this slide, first quarter net income on an operating basis, was $77.5 million, or $0.31 per share. Excluding Florida, this increases slightly to $79.5 million, or $0.32 a share. Again, excluding Florida, loans grew at a 5% annual pace during the quarter with home equity lines and real estate mortgages as the strongest performers. On this same basis, deposits are up 6% marking the third consecutive quarter of solid deposit growth. As expected, our net interest margin increased to 4.14% and was 4.21% excluding Florida. The efficiency ratio is 55.7%, down


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                                                                          PAGE 5

                           slightly from the fourth quarter, and significantly below the 62% level a year ago. Given Florida's higher relative cost structure, excluding their results, the efficiency ratio was even lower than 54.1% for the quarter.

                           As Tom indicated, credit quality represented a mixed performance. Net charge-offs in the quarter adjusted for the exited portfolios and Florida, totaled 100 basis points. While we anticipated a modest increase in non-performing assets, the total declined slightly with the current quarter representing the second consecutive quarterly decline in the in-flow of new non-performing assets. The loan loss reserve ratio increased to 2% from 1.90 at the end of the last year, and the tangible common equity ratio jumped from 6.04% to 9.03% given the capital released from the sale of the Florida operations. All in all, this quarter was basically as expected, with continued evidence of our progress in moving Huntington forward.

                           Slide 7 reconciles reported versus operating earnings.

                           Turning to Slide 8, in the first quarter we recognized $56 million pre-tax of restructuring and other charges, bringing to the total to date to $233 million. This is 8% higher than the $215 million we had estimated last July with the increase primarily related to additional expenses of $10 million associated with the Florida sale, and $8 million additional associated with the write-off of e-commerce investments. Importantly, these are all now behind us.

                           Slide 9 shows performance highlights for the first quarter compared with the fourth quarter and the year-ago quarter. Return on assets and return on equity, while below acceptable levels, are gradually moving upward. And as mentioned, completing the Florida sale immediately increased our tangible common equity to asset ratio above 9%.

                           Slide 10 compares the quarterly income statement for the first, fourth and year-ago quarters on an operating basis. This is a slide that we normally focus on to understand and explain underlying trends. However, both the fourth quarter and the year-ago quarter include Florida results while the first quarter includes only half a quarter of Florida operations. To better understand underlying



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                                                                          PAGE 6

                           trends, we have supplied some additional information. In the quarterly financial review package accompanying our earnings release, we've added a number of income statement and balance sheet highlights excluding Florida, and in our conference call slides we've added the following slide as well as annotations to a number of others.

                           Slide 11 compares operating results excluding Florida, for the first quarter and the fourth quarter and we think this is the clearest picture of our underlying performance trends. Compared to the fourth quarter, net interest income declined $3.5 million reflecting a 4% annualized increase in earnings assets which is more than offset by decline in the net interest margin from 4.27 to 4.21. This margin compression was driven primarily by the reduced benefit of the lagged re-pricing of the $2 billion plus variable rate home equity line portfolio. Jay is going to provide some detail on non-interest income and non-interest expense in just a couple of minutes.

                           The left hand graph on Slide 12 shows the quarterly earnings per share pattern which has been basically flat for the last 6 quarters. The right hand graph shows trends in pre-tax income before provision expense and also excludes security gains. This graph measures earnings progress before credit costs. Pre-tax income on this basis was $161 million or 29% higher than a year ago. Excluding Florida, it was $159 million, or 31% higher. We're building a solid foundation for earnings growth once this credit cycle eases.

                           Slide 13 shows a steady progress in improving the net interest margin over the last five quarters. It's important to know that this margin expansion has occurred at the same time we have been reducing our interest rate risk exposure. The graph on the right side shows the reduction in lower margin earning assets, primarily investment securities over the last few quarters. This movement to a richer asset mix has been a contributor to the improvement of the net interest margin.

                           Slide 14 shows average managed loan growth in the first quarter increased 5% annualized on a linked quarter basis, excluding Florida. As Tom mentioned, we're very pleased with recent loan


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                                                                          PAGE 7

                           growth in this difficult environment to grow loans. We became concerned about our ability to grow either commercial or consumer loans late in the third quarter of last year as economic activity weakened. Having mortgage refinancing activity created one of the few areas of loan demands. Therefore, we focused on the origination of residential arm loans primarily 3/1 and 5/1 product. Since last September we have originated and booked $600 million of these loans with another $175 million in the pipeline. The increase in these residential arm loans represented 85% of the total growth in average loans during the quarter. Home equity lines were also a source of growth and have been increasing at an annualized rate in the high teens in the recent quarters. These volumes are being positively impacted by the attractiveness of lower rates as well as the increased cross selling to our first mortgage customers. Commercial real estate loans increased at a 16% annualized rate in the first quarter with most of this growth in construction loans. You'll find additional slides segmenting this portfolio by region, loan type and property type in the Appendix.

                           Not surprisingly, commercial loans have declined reflecting the impact of this weakened economy. Auto loans and leases were again little change during the quarter. Loan and lease origination declined slightly from $759 million in the fourth quarter to $699 million in the first quarter and were flat versus a year ago. New car originations as a percentage of total loan and lease originations increased from 54% to 59% during the quarter. Installment loans which, include fixed rate home equity loans continued to shrink reflecting the current unattractiveness of fixed rate loans.

                           Slide 15 - the 6% annualized growth rate in core deposits during the quarter was encouraging and followed a 10% growth rate in the fourth quarter and a 15% growth rate in the third quarter. Core deposits have increased 8% versus the year earlier quarter after a number of quarters of zero or negative growth. We're excited about the progress we're making in growing core deposits. While we are obviously benefiting from uncertainty in the financial market, we feel a significant part of this growth is attributable to our increased focus on the sales management process. This growth is increasingly important to us following the Florida sale, where deposits that were sold exceeded loans and thus increased our funding needs by about $1.2 billion. We are particularly pleased


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                                                                          PAGE 8

                           with the broadbased nature of this growth. Deposits in four (4) of our six (6) regions including both Michigan regions, east and west, increased 10% or more during the last 9 months.

                           Let me now turn the presentation over to Jay, who is going to review non-interest income and non-interest expense trends.

Mr. Gould:                 Thank you Mike.

                           Looking at Slide 16, non-interest trends excluding the impact of Florida. Compared with the fourth quarter, non-interest income increased $700,000. You will recall that fourth quarter mortgage origination volume was especially strong. We typically sell these loans on a lagged basis in the secondary market. A 60% increase in mortgage banking deliveries drove the $4.6 million increase in mortgage banking income during the quarter. Bank owned life insurance income increased $2.1 million from the fourth quarter.

                           Largely offsetting these two positives was a $4.5 million reduction in other income reflecting lower securitization income and decreased sales of customer derivative products. However, since some of the linked-quarter declines reflected seasonal factors, like the decline in deposit service charges, a more important comparison may be the year-over-year trend and on this basis, total non-interest income increased 19%.

                           Mortgage banking and bank owned life insurance were major contributors, but even excluding these, total non-interest income was up $5.9 million, or 8%, reflecting increases in all categories. Specifically, deposit service charges increased 10% primarily reflecting higher corporate maintenance fees as corporate treasurers pay hard dollar fees for deposit services rather than maintain higher demand deposit balances in a low rate environment.

                           Brokerage and insurance revenue was 19% higher. The growth in our private financial group continues to be a real success story. The primary driver of growth was increased annuity sales. In the first quarter, annuity sales were $129 million, excluding Florida, up 30% from the year-ago quarter and partially offsetting this increase was an 11% decline in mutual fund sales.


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                                                                          PAGE 9

                           Trust income increased $1.4 million, or 10% over the prior year primarily reflecting increased revenue from Huntington's proprietary mutual funds. Funds assets excluding Florida ended the quarter at $2.7 billion, up 6% from a year earlier. The growth in revenue reflected this growth in assets aided by the introduction of five (5) new funds as well as fee increases.

                           Partially offsetting this growth was the decline in personal trust fees primarily due to the declining asset values. Other service charges were up $700,000 or 8% reflecting increased ATM and debit card fees.

                           The only fee-income line item which declined from the year-ago quarter was other income and this was down $1.7 million, or 14%, due to lower securitization income and again, the decreased sales of customer derivative products. All in all, a very good story regarding the progress being made in growing our fee-based income.

                           Slide 17 details the change in non-interest expense including the impact of Florida and on this basis, non-interest expense increased $1.6 million, or 1% from the fourth quarter. Personnel costs were up $4.2 million largely reflecting higher FICA expenses which occur at the beginning of each year as well as higher benefit expenses.

                           Outside services increased $1.7 million reflecting higher processing costs. Marketing expenses increased $1.9 million reflecting increased spending on a very successful T.V. and media program.

                           Partially offsetting these increases were a $3 million decrease in occupancy and equipment expense, mostly reflecting lower depreciation and a $2.3 million reduction in amortization of non-Florida related intangibles reflecting the impact of the implementation of FAS 142. Other expense is down slightly from the fourth quarter and this reflected the benefit of lower operating losses, telecommunication expenses, professional fees and franchise and other taxes.

                           Slide 18 shows the trend in our efficiency ratio which has



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                                                                         PAGE 10

                           continued to move down from the fees in the first quarter of last year. It was 55.7% in the first quarter, or 54.1% excluding Florida. With those comments, let me turn the presentation back to Mike.

Mr. McMennamin:            Thanks Jay.

                           Slide 20 provides an overview of credit quality trends. Although non-performing assets declined $2 million from the end of the fourth quarter, the non-performing asset ratio increased to 1.17% from 1.05% as a result of the Florida sale, given the lower level of non-performing assets in Florida. Adjusting fourth quarter non-performing assets for the Florida sale, the NPA ratio was unchanged at 1.17%. Reported net charge-offs were 111 basis points, up from 104 basis points in the fourth quarter. Excluding losses on businesses that we have exited and for which reserves were established in the second quarter of last year, adjusted net charge-offs totaled 104 basis points, up from 98 basis points. On the same basis, excluding Florida, adjusted net charge-offs actually declined slightly to 100 basis points during the quarter. I'll provide a little more granularity in just a minute.

                           We are particularly pleased with the decline in 90-day plus delinquencies. Consumer delinquencies declined to their lowest level since the first quarter of 2000. We'll provide some more detail on the 30-day delinquencies in just a minute. The allowance for loan losses ended the quarter at 2%, up from 1.90% at the end of the last year and considerably higher than the 1.45% of a year ago. Coverage of non-performing assets declined slightly during the quarter to 1.71 times.

                           Slide 21 is new this quarter and shows the in-flow of new non-performing assets during the quarter declined 13% from the fourth quarter. Also the first quarter was the second consecutive quarterly decline in the in-flow of new non-performing assets. Total non-performing assets are still very high on an absolute basis and could remain so for a while. But this trend is encouraging particularly when combined with a decline in commercial delinquencies from a year earlier.

                           Slide 22 segments the non-performing assets by industry sector. The overwhelming majority of the $101 million increase in non-


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                                                                         PAGE 11

                           performing assets from a year ago occurred in the service and manufacturing sectors. With the weakening in the economic activity in recent quarters, the Midwest service and manufacturing sectors have been the most adversely impacted. In the manufacturing sector reduced sales volumes, heavy overhead and leverage capital structures have all contributed to the problem. The service sector represents only 25% of total commercial loans but 35% of our non-performers and 48% of the increase in non-performers from a year ago. Similarly, manufacturing represents only 15% of total commercial loans, but 26% of the non-performing loans and 48% of the increase from a year earlier.

                           Net charge-offs on Slide 23 are shown on an adjusted basis, that is, excluding the impact of any charge-offs established in the second quarter of 2001 special charge. Adjusted net charge-offs increased to 104 basis points from 98 basis points in the fourth quarter. As shown at the bottom right of the slide, excluding Florida, adjusted charge-offs declined slightly from 104 to 100 basis points. Commercial net charge-offs declined slightly to 131 basis points from 139 in the fourth quarter. Charge-offs continue to be concentrated in the retail trade, manufacturing and service sectors reflecting the broadbased nature of the current economic downturn. The increase in commercial real estate charge-offs was entirely related to one credit which has subsequently been sold in early April. Total consumer net charge-offs were 110 basis points up from 105 in the fourth quarter. This was driven by an 11 basis point increase in total indirect net charge-offs from 151 to 162 basis points. On balance, the remaining consumer lending categories were stable and performing well.

                           Slide 24 shows the vintage performance of our indirect auto loan and lease portfolios. The performance issues of these two portfolios are very similar. As we have stated before, vintages originated from between the fourth quarter of '99 and the third quarter of 2000, which is the top line on both graphs, have performed poorly. About 20% of this volume was underwritten with FICO scores below 640. In contrast over the last 12 months, less than 3% of new loan and lease originations were below this 640 FICO level.

                           As a rule of thumb, about 2/3 of the expected losses on auto loans



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                                                                         PAGE 12

                           and leases occur within 24 months of origination. Loans originated during the earlier vintages are now 18-27 months old and are at the peak or at the end of their charge-off cycle. The performance of these vintages in addition to the economic weakness we are experiencing contributed adversely to the first quarter indirect portfolio charge-offs of 162 basis points. Importantly, charge-offs on more recently originated vintages are running about 40% less than the earlier vintages given comparable aging. The good news is that the relevant negative impact on total charge-offs from this earlier originated segment of the portfolio will continue to diminish over coming quarters.

                           Slide 25 provides another look at delinquency trends, this time 30+ days for total loans and consumer loans. Total loan delinquencies, 30+ days, declined to 1.89% which is their lowest level in the last year. The decline in consumer 30-day plus delinquencies has been significantly more pronounced. This decline has been broadly based across all consumer products and credit quality bands and is significantly more than the normal seasonal decline. Going forward, there are four (4) factors that will impact our consumer charge-off rates in the coming quarters: significant declines in delinquencies that we just talked about should be a positive factor; the higher credit quality and the increasing significance of the post-2000 vintages in the auto loan or lease portfolio will continue to be a positive impact; recent firming in used car prices, another positive factor. However, improvements in consumer credit quality and charge-offs have typically lagged improvements in economic activity in past cycles. Consumer credit quality correlates more closely with employment trends. And employment trends may well deteriorate over the next 1-3 quarters even as the economy recovers, so this could be a negative factor.

                           Slide 26 recaps the trend in our loan loss reserve which as we noted earlier ended the quarter at 2%. Provision expense equaled net charge-offs of $55.8 million during the quarter after the $22 million reduction in the reserve related to the Florida sale. We're very comfortable with the adequacy of the reserve particularly in light of the following factors: first, the above-noted improvement in delinquency trends both commercial and consumer; second, the decline in the addition to non-performing assets over the last two quarters; third, the composition of current loan growth which is



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                                                                         PAGE 13

                           heavily weighted to residential mortgages with very low expected charge-off rates; and lastly, recent strengthening in the economy particularly as it impacts the manufacturing economy of the Midwest.

                           Let me close my segment of the presentation with some brief comments on capital. Slide 28 details the $57 million after-tax gain from the sale of our Florida operations. This is less than $122 million after-tax gain we'd originally estimated last July. Most of the goodwill relating to the Florida operations was non-deductible for tax purposes. As a result, the book basis was greater than the tax basis or, stated differently, the gain for book purposes was $175 million while the gain for tax purposes was approximately $300 million, which contributed to the higher tax and the lower after-tax book gain.

                           Although, turning to Slide 29, the final gain was less than we had originally estimated, this did not impact our projected $680 million of excess capital generated. The offsets to the lower after-tax gain on the sale was slower balance sheet growth from the third quarter of last year through the first quarter of this year. It's the excess capital generated that impacts our ability to repurchase our stock.

                           Slide 30 shows capital trends with first quarter ratios significantly bolstered by the excess capital. Assuming continued share repurchase activity, we estimated a tangible common equity ratio will be 7 1/2 to 8% by the end of this year.

                           As we already announced, the Board approved a 22 million share repurchase program in February. We initiated activity in the open market in late February and have purchased slightly over 3 million shares through April 16. As previously stated, our goal is to utilize our excess capital to repurchase a total of $300-400 million in 2002.

                           We do not intend to be a purchaser at any price, however. We will continue to monitor our stock price and earnings valuation versus that of other peer banks. The share repurchase had only a modest impact on earnings per share on the first quarter as the program was started late in the quarter. Let me now turn the call back over to Tom for some closing comments.


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                                                                         PAGE 14

Mr. Hoaglin:               Thanks Mike.

                           In closing what you've seen is solid first quarter results in line with expectations though, as with any quarter, there were some plusses and minuses. The big issue regarding future performance remains the strength of any economic recovery and how this will impact the markets we operate in and our customers. Importantly, we're making progress in a number of key areas including growth of loans and deposits, increases in fee-income and more efficient spending of our expense dollars even while making investments to grow the business. At this juncture and against the backdrop of first quarter performance, we remain comfortable with the $1.32-$1.36 per share guidance we gave in January.

                           This completes our prepared remarks. Mike, Jay and I will be happy to take your questions. Let me turn the meeting back over to the Operator, who will provide instructions on conducting the question and answer period. Operator?

Operator:                  At this time, I would like to remind everyone in
                           order to ask a question, please press star (*), then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                           Your first question comes from Ed Najarian of Merrill Lynch.

Mr. Najarian:              Good afternoon guys. First of all, I want to say
                           great disclosure. Two questions really: first question, any outlook on the margin and how you expect that to trend just sort of giving sort of the general consensus view on the rate environment going forward; and then secondarily, would you expect the indirect auto loan and lease losses to rise for one or two more quarters before peaking or would you anticipate that this quarter is the peak? Thanks.

Mr. McMennamin:            Ed, it's Mike. On the margin outlook, as we
                           mentioned, we were 4.21% in the quarter. In the month of March, we were 4.24%. My guess is the margin might move just a little bit higher as opposed to a little bit lower. I don't think that there's going to be dramatic changes in the margin as we saw last year, but on balance, probably a little more wind at our back than our face.

                           In terms of the indirect loan and lease losses, our sense is that we are likely to see some improvement in the next couple of quarters, obviously, the lag history of consumer charge-offs in relationship to the economy causes a little concern for making that statement, but we think that the improvement in delinquencies is an extremely powerful force and that is very likely to lead to somewhat lower charge-offs in the second and third quarter.

Mr. Najarian:              If I could follow-up, how susceptible do you think
                           you are to a bit flatter of a yield curve in terms of margin trend?

Mr. McMennamin:            A flatter yield curve would hurt us somewhat but not
                           really very significantly. We really are pretty balanced in terms of our interest rate exposure.
                           We're just slightly liability sensitive. So we get hurt just a little bit if the curve flattened but, again, I don't think it would be material, maybe a few million dollars in the margin.

Mr. Najarian:              Okay thank you.

Operator:                  Your next question comes from Michael Granger, KBW
                           Asset Management.

Mr. Granger:                Hi guys. Just on credit quality, seems like the
                           comments today, the numbers, everything pretty much is better than what you were discussing three months ago after the year-end and also relative to the commentary in the annual report. I'm wondering if that is in fact the case if you feel better about credit quality today than you did three months ago and just kind of give us a general feel for what's going on out there in the economy in terms of the manufacturing sector and all the different sectors that are in your markets.

Mr. Hoaglin:               Mike this is Tom. We do feel better about credit
                           quality. We're mindful that it's better to err on the cautious side than otherwise, particularly since there still are economic uncertainties. But the signs we've seen recently both in consumer and commercial are encouraging to us. As far as the economy and what we're seeing out here, it's quite positive for this part of the world to see the major auto manufacturers commit to higher production levels as they have done recently. That will positively impact some of our customers to be sure. But at the same time, as far as manufacturing is concerned we're not seeing yet a rebound in capital spending and in commitment of resources to fixed capital and equipment. I think that's an important next step in the improvement of the economy so we're cautiously optimistic but we aren't euphoric yet.

Mr. Granger:               Just a follow-up: are either energy costs or higher
                           insurance rates having any negative impact as far as you can tell on your customers?

Mr. McMennamin:            Well I don't think there's any question that the
                           higher insurance rates are obviously a negative for most companies' earnings. They've increased significantly. I think that's just a fact. I don't know how material - I don't think it's been a material factor for companies but at the margin, Mike, it's certainly been a negative.

Mr. Granger:               Okay.  Thanks very much.

Operator:                  Your next question comes from Roger Lister, Morgan
                           Stanley.

Mr. Lister:                Thank you. Looking at the trends in non-interest
                           income, there seems to be some tremendous positives from a year ago but not quite the same positive trend in the first quarter versus the fourth quarter. As you look out in the rest of the year, which of the segments of sort of a non-interest income are you more optimistic about or are you taking greater confidence given what's going on so far in this year?

Mr. McMennamin:            As you know, you can get seasonal factors when you're
                           comparing the linked-quarter. We do think that looking at the year-over-year comparison perhaps a little better. I think on the negative side I think we're going to get lower levels of mortgage banking income as we go forward. This was a very strong quarter for us. We had, as we mentioned, a significant increase, 60%, in deliveries which is what creates the mortgage banking income. So I think we'll have a little bit of wind in our face as we go forward on that front.

                           We feel very good about the developments in our PFG area, insurance and brokerage products. We feel we do a very, very good job in this area. As we mentioned, we had record annuity sales. Mutual fund sales were off just a little bit but, in this kind of a choppy economic market environment, that's not surprising. So I think that will be an area of strength for us. I think those would be the two major areas, I think, going forward - deposit service charges will be more positive influence as we go through the year than they were on a link quarter basis where they were a little weak seasonally.

Mr. Hoaglin:               This is Tom, Roger. Mike, I think we could say that
                           we've been very pleased with the performance of Huntington Funds and it's impressive to me that in, as Mike says, a choppy market condition, we're growing the balances in our own proprietary funds deriving a non-interest income benefit from that. And we think we've got a lot of momentum there.

                           One of the impressive things to me as CEO is that a year ago, people in our company were saying, "Which do you want? Do you want to grow deposits or do you want to sell annuities at our banking centers? You can only do one or the other." Often times, you get that kind of response from retail bankers.

                           Today, what we're doing, as we pointed out earlier, is growing deposits substantially stronger than we did several years ago and we're hitting record levels of annuity sales. I think it's just indicative of a different attitude and a greater capacity that we're now beginning to see develop in the company.

Mr. McMennamin:            And I think also that strong growth in core deposit,
                           up a billion and a half dollars from the end of March to the end of March this year, that's also creating a sense of confidence in the company that we can make things happen. That's the first time, I think, in the last three years or before that, that deposits had actually grown, so it's a greater sense of confidence, I think, among the associates in the company.

Mr. Lister:                Maybe I could add just a quick follow-up: to what
                           extent are you also pursuing business customers to get more their business to bolster the customer risk adjusted returns, again, sort of the lending kind of relationship?

Mr. Hoaglin:               This is Tom. I'd said it's safe to say that a year
                           ago we were pretty much focusing and talking in terms of loans and you would know, as Mike and I and our colleagues have known for a while, that's the kind of the old way of doing business. So we've had much greater focus during the last year on deepening relationships with non-spread dependent sources of income on the commercial side. We've got lots of energy focused on that. Are we riding on all cylinders? Absolutely not. But it's something we're giving much more attention to, and I think we're making progress.

Mr. McMennamin:            We had a very successful deposit growth campaign in
                           the first quarter focusing on money market deposit accounts, both in the small business as well as in the retail area. That's where, if you look at that growth in core deposits that where the growth is coming from. We think that product is more and more of a core product for particularly the retail and the small business users and that that will help to deepen the relationship. You'll notice CD's for example which are very low margin products, are basically unchanged I think from a year ago.

Mr. Lister:                Thank you.

Operator:                  Your next question comes from David Hilder, Bear
                           Stearns.

Mr. Hilder:                Good afternoon gentlemen. I was interested in Mike's
                           comments that though you were a buyer of your stock, you weren't a buyer at any price and that you were going to look at the valuation relative to other banks. I think since the close of the Florida branch sale, your stock has traded at anywhere from a 15-20% premium to other regional banks that I look at, based on cash earnings; obviously you bought back 3 million shares. I would be interested if you would talk about where your price sensitivity comes in or how you look at your valuation for that.

Mr. McMennamin:            David this is Mike. Our numbers would be just a
                           little bit different but I think we would show that we're trading at about, perhaps, a 9% premium on a P/E Multiple, vis-a-vis at least a group of peer banks that we look at versus 15% plus.

                           We're very cognizant of how the stock is trading vis-a-vis other banks that we think are comparable. I would imagine there's no question that our activity in the market has had a positive influence on the stock price. We're interested in maximizing the value of the performance of the stock over a longer period of time. We think it will be imprudent if we get the stock artificially at higher prices than it could be fundamentally supported at, while we're in the market buying, only to see that drop down sharply after that activity. So we're obviously not going to tell you what price we're buying and what price we're not, but it is something that we pay a lot of attention to.

Mr. Hilder:                Thanks very much, that's helpful.

Operator:                  Your next question comes from Arielle Whitman,
                           Sandler O'Neill.

Ms. Whitman:               Hi. Great job you guys. I was just wondering if you
                           could comment - I know there was a question about the net interest margin, but I thought the Florida franchise had a much lower net interest margin and just by divesting that aspect of the company, you would have the net interest margin expansion.

Mr. McMennamin:            Well the margin in the fourth quarter was 4.11%. The
                           margin in the month of March was 4.24%. The margin got hurt if we reduced doing a quarter-to-quarter comparison. We did get hurt versus the fourth quarter because of the lag, either the reduced benefit of the re-pricing on the home equity loans. I think that the impact of moving Florida out of the company is probably 12-15 basis points improvement in the margin.

Ms. Whitman:               Okay.

Mr. McMennamin:            And just as a test of that, we're 4.11 in the fourth
                           quarter, 4.24 in March which is a clean month that there's nothing special going on; Florida was out of those numbers. That's up 13 basis points and there was some negative impact on that month's margin just because of the home equity re-pricing as we mentioned. So something in that 12-15 basis point range.

Ms. Whitman:               And you're entering the quarter slightly asset
                           sensitive.

Mr. McMennamin:            A little bit liability sensitive.

Ms. Whitman:               Liability, okay.  All right, thank you.

Mr. McMennamin:            Thank you.

Operator:                  Your next question comes from Fred Cummings, McDonald
                           Investments.

Mr. Cummings:              Two questions here: first, Mike I wanted to better
                           understand what's going on with volumes in auto loan and lease, the fact that the balance sheet isn't growing. Is that a reflection of generally weaker demand or is it a reflection of heightened competition of you all being a little less aggressive on pricing in those portfolios?

Mr. McMennamin:            Couple of comments Fred. As we said, the total loans
                           are growing but it's a tough environment to grow out of loans but this is a - as you know, the fourth quarter and the first quarter tend to be weak on a seasonal basis so I think we're going to see some seasonal, just a normal seasonal pickup that we would expect to see particularly in the second quarter.

                           I don't think our sense is that we're running into any stiffer competition on the pricing front than we have and we'll talk about one trend that we think is interesting. We've just introduced it as you know, we've got risk-based pricing from a credit quality standpoint. We introduced this quarter with risk-based pricing from a loan-to-value perspective where if we have two customers with the same credit quality, one who wants a loan with an 85-90% loan-to-value, the other wants a loan with 105%, we've cut the rate on the lower loan-to-value customer by a significant enough amount that almost - 40-50% of our customers are now in the lower loan-to-value range. Now the impact of that will be a lower net interest margin on that product but we're fairly comfortable that that will be more than offset over a period of time by reduced charge-offs on that product. So we think that's a good trade-off. I think our FICO score in the first quarter was something north of 725. I think that's going to give us a better credit quality picture even with the getting in recent quarters.

Mr. Cummings:              Then as a follow-up, you noted that the new car
                           percentage of originations went from 54 to 59; is that a focused effort on your part to increase the new car originations as opposed to used?

Mr. McMennamin:            Not necessarily a focus. I think it's more a reaction
                           to the low percentage of new cars that we were financing in the fourth quarter when, as you recall, the manufacturers had the zero percent financing out, so it's snapped back to the 59%. I think in the quarter a year ago, Fred, it was 60%, so it's about the same as it was a year ago.

Mr. Hoaglin:               Fred, this is Tom. Another item I've mentioned
                           driving somewhat higher percentage of our total financing is this pricing twist that Mike just mentioned to you by rewarding, if you will, borrowers whose loan-to-value would be lower. What that is doing is giving the dealers incentive to direct more good new car paper to us that we were able to compete for in the past. So not a tremendous impact but a contributor to that increase.

Mr. Cummings:              I have one last question. With respect to the reserve
                           levels really looking out over the next 2-3 years and, obviously, you're dealing with some challenging credit issues right now. As you look out, Tom, over the next 2-3 years in the longer term business model, what kind of reserve levels should we expect for Huntington to maintain looking at reserves to loans?
                           Your risk profile is such that I would think that it could be in the neighborhood of 150 to 160 basis points; is that reasonable?

Mr. Hoaglin:               Well you know, Fred for quite some time, and
                           certainly as we entered this year we were at the 1.45% level. I suppose it would be dishonest to say that we know exactly where that normal level should be, but I feel quite confident in saying it's a lot lower than 2.00% or 1.90% that we had at the end of the fourth quarter and I'd like that it would be a lot closer to that level that we had established over earlier times.

Mr. Cummings:              Okay. Thank you.

Operator:                  You have another question from Ed Najarian, Merrill
                           Lynch.

Mr. Najarian:              Yeah, my question has been answered, thank you.

Operator:                  Your next question comes from Anthony Lombardi,
                           Merrill Lynch.

Mr. Lombardi:              I wonder if you could talk a little bit more - I'm
                           kind of building on David and Fred's question with respect to the credit reserves and also the repurchase options that you have on your stock. But can you talk a little bit about capital deployment in the world where you're not buying potentially back as much stock as you contemplated when your stock was a little bit lower. You've got tremendous credit leverage, obviously, if things continue to improve as you just alluded to, with your reserve position and potentially where that could go. What are you considering in terms of capital allocations going forward? You had a small acquisition here recently but give us some thoughts in terms of your thinking there.

Mr. McMennamin:            Well, I think, Anthony, that the strategic focus in
                           terms of the capital deployment or the excess capital initially was focused on the stock repurchase. The feeling has been, and I think it still is, that we need to get this company fixed, turned around, moving in the right direction and cooking on a few more cylinders before we were to undertake any kind of a significant acquisition, particularly an acquisition that would affect a significant number of areas in the company as differentiated from an acquisition of a money management firm that effectively won't affect other areas of the company. So I think we, as we mentioned, we're very cognizant of the stock price and its relative valuation. At the end of the day, if we have to sit with just a little bit more capital for a little while longer, we think that's okay. We don't want that capital to burn a hole in our pocket.

Mr. Lombardi:              Great, and related to the ARM activity that you
                           alluded to before on originations, was that equal strength throughout the quarter in terms of January, February, March?

Mr. McMennamin:            Probably slowed down just a little bit as rates rose
                           during the quarter, but it's still a good steady flow of business and it's product we're going to continue to emphasize. We think with this yield curve sloped the way it is and the market betting on significant increases in rates, we do not want to take any significant amount of interest rate risk, but we think the curve is structured right now that, frankly, the market's betting on more increases in short-term rates than we think is probably appropriate. So we think it's a pretty reasonable portfolio investment today for us.

Mr. Lombardi:              Okay great. And I liked the comments on the detail;
                           thank you very much.

Operator:                  Again, I would like to remind everyone in order to
                           ask a question, please press star (*), then the number 1 on your telephone keypad.

                           Please hold for your next question.

                           At this time, there are no further questions.

Mr. Hoaglin:               Thank you Operator and thank you for joining us. We
                           really appreciate you taking the time to be with us and we look forward to talking to you next quarter.

Operator:                  This concludes today's conference.  You may now
                           disconnect.

[END OF CALL]